Exhibit 10.1

TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road 11th Floor, South Tower Atlanta, Georgia 30326	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

CONFIDENTIAL

November 8, 2024

Project Prime

Commitment Letter

Astrana Health, Inc.

1668 S. Garfield Avenue, 2nd Floor

Alhambra, CA 91801

Attention:	Chandan Basho, Chief Financial Officer
Email:	chan.basho@astranahealth.com

Ladies and Gentlemen:

You have advised (i) Truist Bank (“Truist Bank”) and Truist Securities, Inc. (“Truist Securities” and together with Truist Bank, acting through any of their affiliates as they deem appropriate, “Truist”) and (ii) JPMorgan Chase Bank, N.A. (“JPM Bank”, acting through any of their affiliates as they deem appropriate, “JPMorgan”) (each a “Commitment Party” and, collectively, the “Commitment Parties” or “us”) that Astrana Health, Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, the Purchased Business (as defined in the Acquisition Agreement) previously identified to us and code named “Prime” (collectively, the “Target”). The Company has further advised that, in connection with the Acquisition, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) including, for the avoidance of doubt, the Company’s desire to obtain the Bridge Facility in an aggregate principal amount of $1,095,000,000 and the Revolving Credit Facility in an aggregate principal amount of $100,000,000, in each case upon the terms and subject only to the conditions set forth in this Commitment Letter.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Transaction Description and the Summary of Terms (Bridge Facility) attached hereto as Exhibit B-1 (the “Bridge Term Sheet”) and the Summary of Terms (Revolver) Exhibit B-2 (the “Revolver Term Sheet” and, together with this Bridge Term Sheet, collectively, the “Term Sheets”; and the Term Sheets, together with this commitment letter, the Transaction Description and the Summary of Conditions Precedent attached hereto as Exhibit C (the “Conditions Annex”), collectively, as amended, restated, modified or otherwise supplemented from time to time in accordance with and subject to the terms and conditions hereof, the “Commitment Letter”).

1.	Commitment. In connection with the foregoing, (i) Truist is pleased to advise you of its commitment (and hereby commits) to provide 50% of the aggregate principal amount of the Facilities and (ii) JPMorgan is pleased to advise you of its commitment (and hereby commits) to provide 50% of the aggregate principal amount of the Facilities, in each case, on the terms set forth herein and subject to no conditions precedent other than those set forth in Section 5 below (limited on the Closing Date as indicated in such Section 5 below) and in the Conditions Annex (such conditions, limited on the Closing Date as indicated herein and therein, being hereinafter referred to collectively as the “Exclusive Funding Conditions”). The commitment of each Commitment Party shall be several and not joint with the commitments of each other Commitment Party. The commitment of (i) each Commitment Party to provide its respective principal amount of commitment for the Facilities and (ii) the Commitment Parties to provide the aggregate principal amount of commitment for the Facilities collectively, is referred to herein as the “Commitment”, as the context may require. The principal terms of the Facilities are set forth in this Commitment Letter.

2.	Lead Arrangers. It is hereby agreed that Truist Securities and JPMorgan will act as joint bookrunners and joint lead arrangers for the Facilities (collectively in such capacities, the “Lead Arrangers”). It is further agreed that Truist Securities shall appear on the “left” of all marketing and other materials in connection with the Facilities and will have the rights and responsibilities customarily associated with such name placement. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) will be paid to any Lender in connection with obtaining its commitment to participate in the Facilities, unless you and the Lead Arrangers shall so agree in writing.

3.	Administrative Agent. It is hereby agreed that Truist Bank will act as the sole administrative agent and sole collateral agent for the Facilities (in such capacities, the “Administrative Agent”).

4.	Documentation Principles. The definitive financing documentation for the Facilities (the “Facilities Documentation”) shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree (such other terms to be consistent with the Term Sheets); it being understood and agreed that the Facilities Documentation shall (a) not contain any conditions to the availability and/or initial funding of the Facilities on the Closing Date other than the Exclusive Funding Conditions, (b) contain only those conditions, representations, warranties, mandatory prepayments, affirmative, financial and negative covenants and events of default expressly set forth or referred to in the Term Sheets and with standards, qualifications, thresholds, exceptions, “baskets” (including, with respect to certain fixed-dollar baskets, thresholds and/or exceptions with respect to the negative covenants and events of default, grower components to be based on a percentage of Consolidated EBITDA) and grace and cure periods consistent with financings of this type and consistent with the Documentation Principles, (c) be based on that certain Amended and Restated Credit Agreement, dated as of June 16, 2021, by and among the Company, Truist Bank, as administrative agent, and the lenders party thereto from time to time (as amended, restated, supplemented and otherwise modified from time to time, the “Existing Credit Agreement”) (as adjusted pursuant to the terms below and in the Term Sheets and to include any other customary legal and/or regulatory updates not inconsistent with the terms set forth in the Term Sheets and, with respect to the Bridge Facility, to include customary bridge-specific terms to the extent not inconsistent with the Bridge Term Sheet), with such modifications thereto as may be appropriate giving due regard to (i) the operational and strategic requirements, and modified organizational structure, of the Borrower and its subsidiaries in light of their size, industry and practices (after giving effect to the Transactions), (ii) the financial model delivered to the Lead Arrangers (the “Borrower’s Model”), (iii) the “carve-out” nature of the Acquisition and (iv) the representations (including applicable disclosure schedules), covenants and other terms set forth in the Acquisition Agreement as in effect on the date hereof; provided, that (v) the representations set forth in Section 4.5(b) (Environmental Matters) and Section 4.10 (ERISA) of the Existing Credit Agreement shall be qualified by Material Adverse Effect (as defined in the Existing Credit Agreement), (w) the representation set forth in Section 4.15 (Solvency) of the Existing Credit Agreement shall be made as of the Closing Date, (x) the representation set forth in Section 4.19 (Material Agreements) of the Existing Credit Agreement shall be deleted, (y) the covenants set forth in Section 5.11 (Cash Management), Section 5.16(b) (Associated Practice Documents), and Section 7.12 (Associated Practice Documents) of the Existing Credit Agreement shall be subject to a post-closing grace period for compliance by Target therewith and (z) the event of default set forth in Section 8.1(j) (ERISA) of the Existing Credit Agreement shall be qualified by Material Adverse Effect (as defined in the Existing Credit Agreement), (d) include the administrative agency, operational and regulatory requirements of the Administrative Agent, (e) contain customary EU and U.K. Bail-In Rules contractual recognition provisions, customary “beneficial ownership” provisions, customary QFC stay provisions and customary Delaware LLC “division” provisions, and (f) be negotiated in good faith by the Borrower and the Lead Arrangers to finalize such Facilities Documentation, giving effect to the Certain Funds Provisions after the acceptance of the Commitment Letter and in a timely fashion in light of the anticipated Closing Date.

The principles set forth above are herein called the “Documentation Principles”.

5.	Conditions. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation, the Acquisition Agreement or any other document, instrument, agreement or other undertaking concerning the Transactions to the contrary, the obligation of the Commitment Parties to provide the Facilities is subject to no conditions precedent other than the Exclusive Funding Conditions, and, upon the satisfaction (or waiver by the Commitment Parties) of the Exclusive Funding Conditions, the availability and initial funding of the Facilities shall occur on the Closing Date. The Commitment Parties hereby agree that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation) other than the Exclusive Funding Conditions (and upon satisfaction or waiver of the Exclusive Funding Conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation, the Acquisition Agreement or any other document, instrument, agreement or other undertaking concerning the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability and/or initial funding of the Facilities on the Closing Date shall be (A) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your or their respective obligations under the Acquisition Agreement to consummate the Acquisition (or the right to otherwise decline to consummate the Acquisition), as a result of the inaccuracy of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Facilities Documentation, and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability and initial funding of the Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Commitment Parties). Notwithstanding anything to the contrary herein or otherwise, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (i) the perfection of a security interest in the equity interests issued by the Borrower’s subsidiaries that are owned by any Loan Party (to the extent required to be pledged pursuant to the Facilities Documentation) with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate representing such interests, together with stock powers or similar instruments of transfer endorsed in blank (provided, that such stock certificates and related stock powers in respect of the Acquired Equity Interests (as defined in the Acquisition Agreement) and their applicable subsidiaries will be required to be delivered within ten (10) business days following the Closing Date), and (ii) the perfection of a security interest in respect of any assets of any Loan Party with respect to which a lien may be perfected by the filing of Uniform Commercial Code (“UCC”) financing statements) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and/or initial funding of the Facilities on the Closing Date, but instead shall be required to be provided and/or perfected within 90 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Facilities Documentation (as set forth in the Term Sheets and subject to the Documentation Principles) relating to organizational existence of the Loan Parties; power and authority, due authorization, execution and delivery, and enforceability, in each case, related to entering into and performing the Loan Parties’ respective obligations under the Facilities Documentation; no conflicts with or violations of organizational documents related to the entering into and performing the Loan Parties’ respective obligations under the Facilities Documentation; solvency on the Closing Date of the Borrower and its subsidiaries on a consolidated basis, after giving pro forma effect to the consummation of the Transactions on the Closing Date (in form and scope consistent with the solvency certificate attached hereto as Exhibit D); Federal Reserve margin regulations; use of proceeds not in violation of PATRIOT Act, OFAC and FCPA; the Investment Company Act; and the creation, validity and perfection of security interests in the Collateral (subject in all respects to the limitations set forth above in this Section 5). This Section 5, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

6.	Syndication. The Lead Arrangers shall have the right, prior to and/or after the execution of the Facilities Documentation, in their reasonable discretion, to syndicate all or part of the commitments of the Facilities hereunder (without releasing any Commitment Party from its commitments hereunder prior to the Closing Date and its commitments to make the extensions of credit to be made on such date as contemplated hereby (provided that after the making of such extensions of credit on the Closing Date, such Commitment Party shall be released from its Commitment), it being understood that the Commitment Parties’ commitments are subject to no conditions precedent other than the Exclusive Funding Conditions), or after the Closing Date, all or part of any loans under the Facilities to one or more other lenders (other than Disqualified Institutions) identified by us (and reasonably acceptable to you) that will become party to the Facilities Documentation, pursuant to a syndication to be managed by the Lead Arrangers in consultation with you. Notwithstanding any other provision of this Commitment Letter, no Commitment Party shall, except with your written consent, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and, unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its Commitment, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made (it being understood that the Commitment of each Commitment Party is subject to no conditions precedent other than the Exclusive Funding Conditions). Each Commitment Party acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of such Commitment Party in respect of any portion of its Commitment shall relieve it of its obligations hereunder with respect to its Commitment prior to the Closing Date and its commitment to make the extensions of credit to be made on such date as contemplated hereby unless you shall consent thereto in writing.

Subject to your consent rights described in the preceding paragraph and except as expressly contemplated herein, all aspects of the syndication shall be exclusively managed by the Lead Arrangers in consultation with you; provided, that the timing, potential syndicate members to be approached, titles, allocations and division of fees shall, in each case, be subject to your approval (not to be unreasonably withheld, delayed or conditioned). Until the date that occurs 60 days after the Closing Date (the “Syndication Termination Date”), you agree to actively assist, and use commercially reasonable efforts to cause the Target to assist, the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such customary assistance shall include, without limitation, your (a) ensuring that any syndication efforts benefit from your and, subject to any limitations set forth in the Acquisition Agreement as in effect on the date of this Commitment Letter, the Target’s existing lending and investment banking relationships, (b) arranging direct contact between senior management and certain non-legal advisors of the Company, on the one hand, and the proposed lenders, on the other hand (and, subject to any limitations set forth in the Acquisition Agreement as in effect on the date of this Commitment Letter, your using commercially reasonable efforts to arrange such contact between appropriate senior management of the Target, on the one hand, and the proposed lenders, on the other hand), including the hosting, with the Lead Arrangers, of meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) of prospective lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Lead Arrangers, but which may include, in our reasonable discretion, one-on-one meetings with proposed lenders), in all such cases, on reasonable prior notice and at times and locations to be mutually agreed upon (subject to reasonable scheduling accommodations for any senior management of the Company and the Target), (c) assisting (and, subject to any limitations set forth in the Acquisition Agreement as in effect on the date of this Commitment Letter, your using commercially reasonable efforts to cause the Target to assist) in the preparation and delivery of customary information related to the Company, the Target and the Transactions that is reasonably deemed necessary by the Lead Arrangers for the arrangement and syndication process, including, but not limited to, customary information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transactions (including the Projections (as defined below), the “Information”), including the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary offering and marketing materials to be used in connection with the syndication, (d) if requested in writing by the Lead Arrangers with respect to any Replacement Financing (as defined in Exhibit A) the syndication of which requires a credit rating, obtaining prior to the commencement of the launch of the syndication of such Replacement Financing, at your expense, (i) a public corporate credit rating from S&P Global Ratings, a division of S&P Global Inc. (“S&P”), (ii) a public corporate family rating from Moody’s Investors Service (“Moody’s”) and/or (iii) a public credit rating from each of S&P and Moody’s for the applicable Replacement Financing and (e) at any time prior to the later of (i) the Syndication Termination Date and (ii) the Closing Date, ensuring that there are no competing issuances of debt for borrowed money by or on behalf of the Borrower or its subsidiaries (other than as may be arranged by the Lead Arrangers) and, subject to any limitations set forth in the Acquisition Agreement as in effect on the date of this Commitment Letter, your using commercially reasonable efforts to ensure that there are no competing issuances of debt for borrowed money by or on behalf of the Target or its subsidiaries, being announced, offered, placed or arranged (other than (x) any indebtedness of the Target or any of its subsidiaries permitted to be incurred or remain outstanding pursuant to the Acquisition Agreement (including ordinary course capital leases and other similar financings permitted to be incurred or to remain outstanding pursuant to the Acquisition Agreement), (y) any Replacement Financing, and (z) working capital facilities, hedging arrangements, capital leases, purchase money debt, equipment financings, or any deferred purchase price obligations, in each case, incurred or entered into in the ordinary course of business) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance would reasonably be expected to materially impair the primary syndication of the Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the compliance with any of the provisions set forth in clauses (a) through (e) above) shall not constitute a condition to the commitments of any Commitment Party hereunder or the availability of and/or initial funding of the Facilities on the Closing Date. You will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on, or waive any privilege that may be asserted by, you, the Target or your or their respective affiliates, or contains trade secrets; provided that, in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable), and you shall use your commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information. Notwithstanding anything herein to the contrary, the only historical financial statements for the Company and its subsidiaries and for the Target that are required to be provided to the Lead Arrangers in connection with the syndication of the Facilities shall be the financial statements specifically described and required to be delivered pursuant to the Exclusive Funding Conditions.

7.	Syndication Materials. You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Target or your or its respective affiliates or any of your or its respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum (the “Public Confidential Information Memorandum”) for the Facilities and other information materials to be used by Public Lenders that do not contain MNPI concerning you, the Target or your or its respective affiliates or securities. It is understood that in connection with your assistance described above, you will execute and deliver to us (i) a customary letter in which you authorize distribution of such materials to a prospective Lenders’ employees willing to receive MNPI and (ii) a separate customary letter in which you will make a customary 10b-5 style representation, which shall exculpate (x) us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing materials by the recipients thereof, and (y) you and the Target with respect to any liability related to the misuses of the contents of such Confidential Information Memorandum or any related marketing materials by the receipts thereof and authorize the distribution of the Public Confidential Information Memorandum that has been approved by you to prospective Lenders’ public-side employees and representatives who do not wish to receive MNPI and represent in such letter that the information contained in the Public Confidential Information Memorandum consists exclusively of information that is (x) either publicly available (or could be derived from publicly available information) or, in the case of the Target and its affiliates, is of a type that would be publicly available (or could be derived from publicly available information) if the Target were a public reporting company and/or (y) not material with respect to the Company, the Target, your or its respective affiliates or your or its respective securities for purposes of United States federal securities laws. In addition, at the reasonable request of the Lead Arrangers, you agree to identify as such any Information to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities containing solely Public Lender Information, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information as “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Information as containing only Public Lender Information (it being understood that you shall not be obligated to mark such information as “PUBLIC”). You agree that, unless expressly identified as “Public Lender Information”, each document to be disseminated by the Lead Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain private-side Lender Information. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless, after having been given a reasonable opportunity to review such documents, the Company notifies us promptly that any such document contains MNPI): (a) drafts and final versions of the Facilities Documentation that in each case have been approved by you in advance; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); (c) term sheets and notification of changes in the terms of the Facilities that have been approved by you in advance and (d) financial statements of the Company, the Target and your and its respective subsidiaries that are publicly filed or would be publicly filed with the Securities and Exchange Commission if the Target were a public reporting company.

8.	Loan Takeout Engagement. In connection with the funding or incurrence, in loan form, of any Replacement Financing (which Replacement Financings, if any, are to be funded on the Closing Date) in the form of (a) a customary term “A” loan facility (“TLA Replacement Loans”), you hereby engage (i) Truist and JPMorgan to be joint bookrunner and joint lead arrangers, with the Truist name appearing on the left-hand side of any marketing materials or similar document and with Truist holding the leading roles and responsibilities associated with such placement in respect of any TLA Replacement Loans and (ii) Truist to be the sole administrative agent and collateral agent in respect of such TLA Replacement Loans and (b) a customary term “B” loan facility (“TLB Replacement Loans” and together with TLA Replacement Loans, the “Replacement Loans”), you hereby engage Truist and JPMorgan to be joint bookrunner and joint lead arrangers in respect of any TLB Replacement Loans. For the avoidance of doubt, no other agents, co-agents, arrangers, bookrunners or managers may be appointed nor any other title or economics awarded in connection with any Replacement Loans without the consent of the Lead Arrangers. Each of Truist and JPMorgan reserves the right not to participate in any Replacement Loans, and the foregoing is not (i) either an express or implied commitment or agreement by Truist, JPMorgan or any of their respective affiliates to provide any Replacement Loans or (ii) any guarantee that any Replacement Loans will be successfully arranged and consummated. You agree to assist the Lead Arrangers in the syndication of any Replacement Loans to the same extent as you would be required to assist in the syndication of the Facilities hereunder. Your obligations under this paragraph shall automatically terminate on the earliest to occur of (x) the later of (i) the date that is 12 months after the Closing Date and (ii) the repayment in full in cash of any amounts outstanding under the Bridge Facility, (y) the termination of the Acquisition Agreement in accordance with its terms, and (z) the date of receipt by the Company of aggregate gross proceeds of not less than $1,095,000,000 from the issuance or incurrence of any Replacement Financing.

9.	Information. You hereby represent and warrant that (to your knowledge with respect to information provided by or relating to the Target prior to the Closing Date) (a) all written Information (other than (i) estimates, budgets, forecasts, pro forma data, financial projections and other forward-looking financial information concerning the Company and its subsidiaries (including, without limitation, the Target) (collectively, the “Projections”) and (ii) other forward-looking information and any information of a general economic or industry specific nature) that has been or will be made available to the Commitment Parties, directly or indirectly, by you, or by any of your respective representatives on your behalf, in connection with the consummation of the Transactions, when furnished and taken as a whole, is or, in the case of any such Information made available after the date hereof, will be correct in all material respects and does not or, in the case of any such Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto which shall be deemed to cure any prior inaccuracy) and (b) the Projections of the Borrower and its subsidiaries (including, for the avoidance of doubt, the Target) for the applicable fiscal years during the term of the Facilities that have been or will be made available in writing to the Commitment Parties by or on behalf of the Borrower in connection with the Transactions will be prepared in good faith based upon assumptions that are believed by you (or, if different, the preparer thereof) to be reasonable at the time such Projections are prepared and at the time such Projections are so furnished (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that, if at any time prior to the later of (x) the Syndication Termination Date and (y) the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge with respect to information provided by or relating to the Target prior to the Closing Date) if such Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (and, subject to any applicable limitations set forth in the Acquisition Agreement but in any event, with respect to such Information and Projections relating to the Target or its respective operations or assets, you will use your commercially reasonable efforts to cause the Target to) promptly supplement and/or update such Information and Projections such that such representations and warranties would be correct in all material respects under those circumstances; provided, that any such supplementation or update shall be deemed to cure any breach of such representations and warranties. In arranging the Facilities, the Lead Arrangers (a) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof (subject, in the case of the Projections, to the understanding and agreement set forth in the parenthetical at the end of the first sentence of this paragraph) and (b) do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter, none of the accuracy of any representation or warranty under this Section 9, the provision of any supplement or update thereto, or the accuracy of any such representation or warranty after giving effect thereto shall constitute a condition precedent to the availability and/or initial funding of the Facilities on the Closing Date unless the inaccuracy of any such representation results in an Exclusive Funding Condition hereunder not being satisfied.

10.	Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letter, the other exhibits and attachments hereto and the contents hereof or thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your affiliates, officers, directors, agents, employees, attorneys, accountants, auditors, and advisors on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by any governmental, regulatory and/or self-regulatory organization (any such entity, a “Regulatory Authority”) (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to such disclosure) or (c) to the extent reasonably necessary in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter; provided that (i) you may disclose this Commitment Letter and the contents hereof (but not, subject to clause (v) below, the Fee Letter or the contents thereof) to the Target, its affiliates (including any of the sellers party to the Acquisition Agreement) and their respective officers, directors, agents, employees, attorneys, accountants, auditors, advisors, controlling persons, members, partners, co-investors, affiliated investment funds or equity holders on a confidential basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter or the contents thereof unless the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably agreed to by us) in connection with any required public filing relating to the Transactions or to any rating agency, (iii) you may disclose the Term Sheets and the contents thereof to any actual or potential lenders and, in each case, their respective officers, directors, agents, employees, attorneys, accountants and advisors, on a confidential basis, (iv) you may disclose the aggregate fee amount contained herein and in the Fee Letter as part of the Projections, any pro forma financial information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facilities or in any public filing relating to the Transactions, (v) if the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, controlling persons and advisors, on a confidential and need to know basis and (vi) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets and the Fee Letter and the contents thereof, to enforce your rights hereunder and under the Fee Letter. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary of the date hereof.

Each Commitment Party (and its respective affiliates pursuant to clause (e) below) will use all confidential information provided to it by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter (and/or resulting therefrom) and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, subpoena or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any Regulatory Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to such disclosure and to reasonably cooperate with you, at your expense, in seeking a protective order or other appropriate remedy), (b) upon the request or demand of any Regulatory Authority having or purporting to have jurisdiction over such Commitment Party or any of its respective affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any Regulatory Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure and to reasonably cooperate with you, at your expense, in seeking a protective order or other appropriate remedy), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any of their respective Representatives (as defined below) in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, financing sources, investors, prospective financing sources and investors, professionals and other experts or agents (collectively, together with their respective successors and assigns, the “Representatives”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential, provided that such Commitment Party shall be responsible for its affiliates’ and its and their respective Representatives’ compliance with this paragraph, (g) to potential or prospective lenders, participants or assignees (other than Disqualified Institutions (as defined below)) and to any direct or indirect contractual counter-party to any swap or derivative transaction relating to you or any of your subsidiaries, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any lenders or prospective lenders or participants or prospective participants referred to above or to any rating agency referred to in clause (j) below shall be made subject to the acknowledgment and acceptance by such lender or prospective lender, such participant or prospective participant or such rating agency (as the case may be) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the applicable Commitment Party, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the applicable Commitment Party or customary market standards (including “click-through” agreements or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you) for dissemination of such type of information, (h) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter or the Fee Letter, (i) for purposes of establishing a “due diligence” defense in any legal proceeding, (j) to S&P and Moody’s in connection with obtaining the ratings described in Section 6 above and to any rating agency in connection with obtaining shadow ratings required by any financing source, in each case, subject to the proviso in clause (g) above, or (k) with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Lead Arrangers shall be permitted, after the Closing Date, to place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as the Lead Arrangers may choose, and circulate similar promotional materials, in the form of a “tombstone” identifying the name of the Borrower and the amount, type and closing date of the Facilities (but not any other information related to the Facilities or any information related to the Transactions without your prior written consent), all at the expense of the Lead Arrangers and subject to your prior review and consent (not to be unreasonably withheld, conditioned or delayed) in advance of the initial publication of any such “tombstone” (it being understood and agreed that you shall have the right to review and approve (which approval may be withheld in your reasonable discretion), in advance, all other public advertisements, public announcements, press releases or other public disclosures with respect to the Transactions). Each Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder; provided that, in any event, the provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

As used herein, “Disqualified Institution” means (a) (i) those persons that are operating company competitors of the Company, the Target or any of their respective subsidiaries, so long as such person is separately identified by you to us in writing from time to time and (ii) any affiliates of any such competitors so identified (other than affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent otherwise disqualified pursuant to following clause (b)) that are either (x) separately identified in writing by you from time to time or (y) clearly identifiable on the basis of the similarity to such affiliate’s name, and (b) those banks, financial institutions and other persons separately identified by you to us in writing prior to the execution of this Commitment Letter or any affiliate thereof clearly identifiable on the basis of the similarity to such affiliate’s name. The identification of any person as a Disqualified Institution after the date of execution of this Commitment Letter in accordance with the preceding sentence shall have no retroactive effect of any kind, but such person shall constitute a Disqualified Institution for all purposes under this Commitment Letter upon and after such identification.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any Regulatory Authority to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.	Enforceability. Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are each a valid and binding and enforceable agreement with respect to the subject matter contained herein (it being acknowledged and agreed that the Commitment provided hereunder is subject to the satisfaction (or waiver by the Lead Arrangers) of the Exclusive Funding Conditions as set forth herein), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation for the purpose of executing and delivering the Facilities Documentation concurrently with the consummation of the Acquisition in accordance with the Acquisition Agreement as soon as reasonably practicable.

12.	Termination. This Commitment Letter, and the obligation of the Commitment Parties to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (the “Termination Date”):

a.	the closing and funding of the transactions contemplated by the Facilities Documentation (at which time the Commitment shall be discharged in accordance with and subject to the terms and conditions of this Commitment Letter);

b.	after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the valid termination of the Acquisition Agreement in accordance with its terms;

c.	the consummation of the Acquisition with or without the funding of the Facilities; and

d.	the date that is five (5) Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after August 8, 2025, and to the extent such date is extended pursuant to Section 9.1(b) of the Acquisition Agreement (as in effect on the date hereof), November 8, 2025.

Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

Notwithstanding the foregoing, or anything to the contrary in this Commitment Letter, your acknowledgements and obligations under Sections 8, 10, 14 through 22 and 24 of this Commitment Letter and the Fee Letter will survive any expiration of the Commitment or the termination of this Commitment Letter in accordance with their terms, whether pursuant to this Section 12 or otherwise; provided that your obligations under this Commitment Letter (other than your understanding and agreements regarding no agency or fiduciary duty and your obligations with respect to (a) assistance to be provided in connection with the syndication of the Facilities and (b) compensation payable under, and confidentiality of, the Fee Letter and the contents thereof) shall, to the extent superseded by corresponding provisions of the Facilities Documentation, automatically terminate upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall automatically be released from all liability in connection therewith at such time.

13.	[Reserved].

14.	Fees. As consideration for the Commitment Parties’ commitments and the Lead Arrangers’ agreement to perform the services described herein, you agree to pay the fees (the “Fees”) set forth in the fee letter, dated the date hereof, by and among you, the Lead Arrangers, Truist Bank and JPM Bank (the “Fee Letter”). For the avoidance of doubt, the Fees shall be in addition to any reimbursement of out-of-pocket expenses as set forth in Section 15 hereof.

Payment of the foregoing Fees will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. The Fees shall be payable in immediately available funds as set forth above in U.S. dollars free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, charges or withholdings (except as required by applicable law, and subject to customary gross-up for withholding taxes pursuant to the terms provided under the Facilities Documentation). You agree that we may, in our sole discretion, share all or a portion of any of the fees payable hereunder with any of the other Lenders or our affiliates.

15.	Indemnity and Expenses. To induce the Commitment Parties to issue this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors, in each case, engaged to advise on the Transactions), members, partners, controlling persons, auditors, and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter, the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or its or their equity holders, affiliates, creditors or any other third person, and promptly (and no later than within 30 days) following written demand therefor (together with reasonable backup documentation supporting such reimbursement) to reimburse each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict has informed you in writing of such conflict and thereafter retains separate counsel, one additional counsel in each applicable jurisdiction to each group of similarly affected Indemnified Persons, but in each and every case excluding the allocated costs of internal counsel, and other reasonable and documented or invoiced out-of-pocket fees and expenses, in each case, incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise directly from any act or omission of any Loan Party or any of its affiliates (other than claims against an Indemnified Person acting in its capacity as an agent, arranger or similar role in respect of the Facilities).

You further agree to reimburse the Lead Arrangers and the Administrative Agent for all reasonable and documented out-of-pocket expenses (including, but not limited to, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), travel expenses and reasonable and documented or invoiced out-of-pocket legal expenses of one firm of outside counsel for the Lead Arrangers, taken together, one firm of outside counsel for JPMorgan, and, if necessary, of a single local counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole, but in each and every case excluding the allocated costs of internal counsel, in each case, incurred in connection with the Facilities and the preparation and negotiation and enforcement of this Commitment Letter, the Fee Letter and the Facilities Documentation (the foregoing expenses described in this paragraph, collectively, the “Expenses”); provided that such reasonable and documented out-of-pocket expenses shall be due and payable upon the earlier to occur of the Closing Date and the Termination Date.

The foregoing provisions in this paragraph shall be superseded by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force or effect hereunder.

Notwithstanding any other provision of this Commitment Letter, (x) you agree that in no event shall Truist, JPMorgan, any Commitment Party or any of their respective Indemnified Persons (each, an “Arranger-Related Person”) be responsible or liable to you or any other person or entity for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email), other than as a result of such Arranger-Related Person’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision and (y) none of us, you, any Indemnified Person or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnification and reimbursement obligations expressly set forth herein to the extent such damages are part of a third party claim in connection with which such Indemnified Person is entitled to indemnification or reimbursement hereunder. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 15 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 15; provided, that to the extent any Indemnified Person is required to post an appeal bond prior to such judgment becoming non-appealable, any costs or expenses incurred by such Indemnified Person in connection with such appeal bond shall be subject to the Company’s indemnification obligations set forth in the other provisions of this Section 15.

You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability or claims that are the subject matter of such Proceeding, and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

16.	Assignment. This Commitment Letter is not assignable by either party without the prior written consent of the other party hereto (and any attempted assignment without such consent shall be null and void).

17.	Governing Law; Jurisdiction. THIS COMMITMENT LETTER, THE FEE LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER AND/OR THE FEE LETTER, INCLUDING THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF AND THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Notwithstanding the preceding sentence, interpretation of the provisions of the Acquisition Agreement, including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, any interpretation of “Material Adverse Effect” (as defined in the Acquisition Agreement) and any determination of whether a “Material Adverse Effect” has occurred, and whether the representations and warranties made by or with respect to the Target in the Acquisition Agreement (including any Specified Acquisition Agreement Representations) are accurate and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your or its obligations under the Acquisition Agreement to consummate the Acquisition (or otherwise decline to consummate the Acquisition), and all issues, claims and disputes concerning the construction, validity, interpretation and enforceability of the Acquisition Agreement shall, in each case, be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

18.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

19.	[Reserved].

20.	Amendments. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you.

21.	Entire Agreement. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior and/or contemporaneous understandings, whether written or oral, among you and us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

22.	Counterparts; Electronic Signatures. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

23.	PATRIOT Act, Beneficial Ownership Regulation. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”), each of us and each of the lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers and the Administrative Agent shall be permitted to share any or all such information with the Lenders.

24.	Sharing of Information, Absence of Fiduciary Relationships. You acknowledge that each Commitment Party and its respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you and your affiliates may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party nor any of its respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and no Commitment Party nor any of its respective affiliates will furnish any such information to other persons, except to the extent expressly permitted by Section 10 above. You also acknowledge that no Commitment Party nor any of its respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Commitment Party is a full-service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

Each Commitment Party and its affiliates may have economic interests that conflict with those of you. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between a Commitment Party and you, your equity holders or your affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between a Commitment Party and, if applicable, its affiliates, on the one hand, and you and, if applicable, your affiliates, on the other, (ii) in connection with the transactions contemplated hereby and with the process leading to such transaction, each Commitment Party and its respective affiliates (as the case may be) has been, is or will be acting solely as a principal and not as agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person, (iii) each Commitment Party and its respective affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party or any of its respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are re-sponsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that any Commitment Party or its respective affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You further acknowledge and agree that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.

In addition, please note that certain of the Lead Arrangers have been retained by you as financial advisors (in such capacity, the “Buy Side Advisors”) to you in connection with the Acquisition. You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy Side Advisors, on the one hand, and such Commitment Parties’ or its affiliates’ relationships with you as described and referred to herein, on the other. You acknowledge that, in such capacity, the Buy Side Advisors may advise you in other matters adverse to the interests of the parties hereto. Each of the Commitment Parties hereto acknowledges (i) the retention of the Buy Side Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of the Buy Side Advisors or their respective affiliates. You acknowledge that, in such capacity, the Buy Side Advisor may advise you in other matters adverse to the interests of the parties hereto.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by not later than 11:59 p.m., New York City time, on November 8, 2024. The offer set forth in this Commitment Letter and all undertakings of the Commitment Parties hereunder will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

TRUIST BANK

By:	/s/ Ron Caldwell
Name:	Ron Caldwell
Title:	Managing Director

TRUIST SECURITIES, INC.

By:	/s/ Ron Caldwell
Name:	Ron Caldwell
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gerardo Loera
Name:	Gerardo Loera
Title:	Managing Director

PROJECT PRIME
COMMITMENT LETTER
SIGNATURE PAGE

Accepted and agreed to as of the date first above written:

ASTRANA HEALTH, INC.

By:	/s/ Chan Basho
Name:	Chan Basho
Title:	COO &CFO

PROJECT PRIME
COMMITMENT LETTER
SIGNATURE PAGE

EXHIBIT B-1

$1,095,000,000 Senior Secured Bridge Facility

Summary of Terms1

Borrower:	Astrana Health, Inc. (the “Borrower”)

Guarantors:

Each of the Borrower’s existing and future subsidiaries (other than the subsidiaries noted in clauses (a) through (g) below, the “Guarantors” and, together with the Borrower, the “Loan Parties”), provided that Guarantors shall not include (a) any subsidiary to the extent the provision of a Guarantee by such subsidiary would reasonably be expected to result in material adverse tax consequences to the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent, (b) captive insurance subsidiaries, (c) not-for-profit subsidiaries, (d) any subsidiary that is a special purpose entity, (e) any subsidiary that is prohibited by applicable laws or contractual obligation (subject to the requirements and parameters set forth in the Existing Credit Agreement), (f) immaterial subsidiaries (subject to the thresholds set forth in the Existing Credit Agreement) or (g) any other subsidiary to the extent the Administrative Agent and the Borrower reasonably determine the cost and/or burden of obtaining the guaranty from such subsidiary outweigh the benefit to the Lenders; provided, that, in no event shall the Guarantors include subsidiaries of the Borrower that would qualify as “Excluded Subsidiaries” under and as defined in its Existing Credit Agreement.

All obligations of the Borrower under the Bridge Facility and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, the Lead Arranger, an entity that is a Lender or agent under the Facilities at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), and in each case expressly designated by the Borrower as “Secured Obligations”, will be unconditionally guaranteed (the “Guarantees”) by the Loan Parties; provided, that in the case of any obligations under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act shall not guarantee such obligations.

Lenders:	A syndicate of banks, financial institutions and other lenders arranged by the Lead Arrangers in accordance with the terms and conditions set forth in the Commitment Letter (the “Lenders”).
Joint Lead Arrangers and Joint Bookrunners:	Truist Securities and JPMorgan.

1 All capitalized terms used but not defined herein shall have the meanings given to such terms in the Commitment Letter to which this Bridge Term Sheet is attached.

B-1-1

Administrative Agent:	Truist Bank (in such capacity, the “Administrative Agent”).

Facility:	A 364-day senior secured bridge term loan in an amount up to $1,095,000,000 (the “Bridge Loan”); provided that commitments in respect of the Bridge Facility shall be reduced in accordance with the Bridge Facility Reduction Provision.

Security:

Subject to the Documentation Principles and the Certain Funds Provisions, the obligations under the Bridge Facility and any Hedging Arrangements and Cash Management Arrangements (collectively, the “Secured Obligations”) will be secured subject to substantially similar security requirements (including, for the avoidance of doubt, with respect to the assets acquired pursuant to the Acquisition) as those set forth in the Existing Credit Agreement, including: (a) a perfected first priority (subject to permitted liens) pledge of 100% of the capital stock or other equity ownership owned by the Borrower and any other Guarantor in any domestic subsidiary (which pledge shall exclude any equity the pledge of which would violate applicable law or permitted agreement not created in contemplation thereof) and (b) a perfected first priority (subject to permitted liens) security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts, inventory, equipment, general intangibles (including contract rights), deposit and securities accounts (but subject to limitations on perfection by control set forth in the following paragraph), other investment property, intellectual property, intercompany notes and all products and proceeds of the foregoing, but excluding “Excluded Property” (as defined in the Existing Credit Agreement) (the items described in clauses (a) and (b) above, excluding the Excluded Property, collectively, the “Collateral”).

Notwithstanding the foregoing, (a) the Loan Parties shall not be required to enter into (i) mortgages (or any other security) with respect to fee-owned or leased real estate, (ii) control agreements, or (iii) control, lockbox or any similar arrangement and (b) the Facilities Documentation shall include such other exceptions, exclusions and/or limitations as may be necessary or reasonably advisable in order to comply with (or not violate or conflict with) any applicable governmental licenses, permits, franchises, charters and authorizations held by any Loan Party.

B-1-2

All the above-described pledges and security interests shall be created on terms (including with respect to excluded assets, perfection requirements and materiality thresholds), and pursuant to documentation, in accordance with the Documentation Principles and the Certain Funds Provisions, to be set forth in the Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions to be set forth in the Facilities Documentation).

For the avoidance of doubt, the collateral securing the Bridge Facility shall be identical to the collateral securing the Revolving Credit Facility.

The priority of the security interests and related creditor rights between the Bridge Facility and any other Replacement Financings in the form of secured indebtedness that are issued to replace a portion (but not all) of the Bridge Facility will be set forth in one or more customary intercreditor agreements.

Maturity:	The Bridge Loan will mature on the date (the “Maturity Date”) that is 364 days after the Closing Date.

Purpose:	The proceeds of the Bridge Loan will be used by the Borrower on the Closing Date solely (i) to finance the consideration payable in connection with the Acquisition pursuant to the Acquisition Agreement, (ii) to consummate the Refinancing and (iii) to pay (or reimburse) fees, costs and expenses incurred in connection with the Transactions.

Availability:

The Bridge Facility will be available in a single drawing on the Closing Date (subject, for the avoidance of doubt, to the Bridge Facility Reduction Provision). Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Fees and Interest Rates:	As set forth in Annex I attached hereto.

Amortization:	None.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of the Bridge Loan will be permitted at any time in minimum principal amounts to be agreed, without premium or penalty.

Mandatory Prepayments:

Mandatory repayments of the Bridge Loan shall be required from:

(a)       100% of the net cash proceeds of certain non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation, and excluding sales of assets consisting of inventory in the ordinary course of business, sales of worn-out or obsolete assets and other exceptions consistent with the Documentation Principles or otherwise to be mutually agreed) by the Borrower or any of its subsidiaries on terms and conditions substantially consistent with the Documentation Principles and subject to the right of the Borrower or any of its subsidiaries to reinvest in assets used or useful in the business of, or in permitted acquisitions and third party investments of, the Loan Parties and their subsidiaries if such proceeds are reinvested (or committed to be reinvested) within 12 months of such sale or disposition; and

B-1-3

(b)       100% of the net cash proceeds from issuances or incurrence of Replacement Financing by or on behalf of the Borrower or any of its subsidiaries.

For the avoidance of doubt, mandatory prepayments shall be applied first, to the Bridge Loan, and second, to the Revolving Credit Facility.

Representations and Warranties:	The Facilities Documentation will contain representations and warranties substantially similar to those contained in the Existing Credit Agreement, subject to the Certain Funds Provisions and the Documentation Principles.

Affirmative Covenants:	The Facilities Documentation will contain affirmative covenants substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles (it being understood and agreed that the applicable affirmative covenants shall apply to the Borrower, its subsidiaries and the Material Associated Practices through the use of commercially reasonable efforts of the Borrower).

Negative Covenants:	The Facilities Documentation will contain negative covenants substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles (it being understood and agreed that (i) the applicable negative covenants shall apply to the Borrower, its subsidiaries and the Material Associated Practices through the use of commercially reasonable efforts of the Borrower and (ii) there shall be heightened restrictions on restricted payments as is customary in bridge facilities).

Financial Covenant:

The Bridge Facility shall be subject to the following financial covenants (collectively, the “Financial Covenants”):

Maximum Consolidated Total Net Leverage Ratio (to be defined and calculated in a manner substantially consistent with the Existing Credit Agreement provided that up to $100,000,000 of cash netting shall be permitted) as of the end of any fiscal quarter of the Borrower shall not exceed (beginning with the first full fiscal quarter ending after the Closing Date) a level reflecting a 35% cushion (calculated on a non-cumulative basis) to Consolidated EBITDA (to be defined and calculated as set forth in Annex II to this Exhibit B-1) from the Borrower’s Model. There shall be no step-downs to the financial covenant.

Minimum Consolidated Interest Coverage Ratio (to be defined and calculated in a manner substantially consistent with the Existing Credit Agreement except that such ratio shall only test Consolidated Interest Expense to the extent paid in cash) of a level to be agreed (but, in any event, no worse than the level set forth in the Existing Credit Agreement).

B-1-4

For purposes of calculating the Financial Covenants and any other financial ratios (including any component definitions thereof), pro forma effect will be given to acquisitions, investments, certain dispositions, repayment of indebtedness and other specified pro forma transactions, including the Acquisition, in a manner that is consistent with the Documentation Principles.

For the avoidance of doubt, the consolidated financial results or performance of the Borrower and its subsidiaries shall include the financial results or performance of the Associated Practices to the extent required under GAAP; provided that the “Associated Practices” will be deemed not to be “subsidiaries” of the Borrower for other purposes under the Facilities Documentation.

For the avoidance of doubt, no Equity Cures shall be permitted.

Events of Default:	The Facilities Documentation will contain events of default substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles.

Voting / Sacred Rights:	To be substantially consistent with the Existing Credit Agreement.

Assignments and Participations:	To be substantially consistent with the Existing Credit Agreement (except that (i) the Borrower consent standard shall be payment or bankruptcy events of default in lieu of any event of default and (ii) prior to the Maturity Date and so long as no payment or bankruptcy event of default is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any assignment if, subsequent thereto, the Lead Arrangers would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loan); provided, however, that (x) no approval of the Borrower shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds and (y) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within ten business days.

Liability Management Transactions:	The Facilities Documentation will include customary lender protections against “liability management transactions” (including, without limitation, for the risks to lenders posed by the caselaw commonly referred to as “J Crew”, “Serta”, “Chewy”, etc.).

Expenses and Indemnification:	The Facilities Documentation will include customary expense reimbursement and indemnification provisions that are consistent with the corresponding provisions of the Commitment Letter, subject to the Documentation Principles.

Governing Law:	New York.

B-1-5

Cost and Yield Protection:	The Facilities Documentation will include customary tax gross-up, cost and yield protection provisions. Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or adoption of Basel III shall be included regardless of the date enacted, adopted or issued.

Counsel to the Administrative Agent:	Alston & Bird LLP

B-1-6

Annex I to Exhibit B-1

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Bridge Loan bears interest at a rate per annum equal to (i) the Base Rate plus the Applicable Margin or (ii) Term SOFR plus the Applicable Margin.

As used herein:

“Applicable Margin” means:

(a)       with respect to any Bridge Loan outstanding from the Closing Date through the 90th day after the Closing Date, (i) 1.75% per annum in the case of Base Rate Loans and (ii) 2.75% per annum in the case of Term SOFR Loans;

(b)       with respect to any Bridge Loan outstanding from the 91st day after the Closing Date through the 180th day after the Closing Date, (i) 2.00% per annum in the case of Base Rate Loans and (ii) 3.00% per annum in the case of Term SOFR Loans;

(c)       with respect to any Bridge Loan outstanding from the 181st day after the Closing Date through the 270th day after the Closing Date, (i) 2.25% per annum in the case of Base Rate Loans and (ii) 3.25% per annum in the case of Term SOFR Loans; and

(d)       with respect to any Bridge Loan outstanding from the 271st day after the Closing Date and thereafter, (i) 2.50% per annum in the case of Base Rate Loans and (ii) 3.50% per annum in the case of Term SOFR Loans.

All other component definitions (including, “Base Rate”, “Floor”, “Term SOFR”, etc.) shall have the meanings ascribed thereto in the Existing Credit Agreement.

For the avoidance of doubt, no credit spread adjustment shall apply with respect to Term SOFR.

Interest Payment Dates:

In the case of Base Rate Loans, quarterly in arrears.

In the case of Term SOFR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	Automatically upon the occurrence and during the continuance of any bankruptcy or payment event of default or at the written election of the Required Lenders (with prior written notice to the Borrower) upon the occurrence and during the continuance of any other Event of Default, the principal of the Loans and interest and other amounts due (but unpaid) thereon shall bear interest at the applicable interest rate plus 2.00% per annum (or, in the case of other amounts, 2.00% per annum plus the rate applicable to Base Rate Loans), and shall be payable on demand.

Annex I to Exhibit B-1-1

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans) for actual days elapsed.

Annex I to Exhibit B-1-2

Annex II to Exhibit B-1

CONSOLIDATED EBITDA

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis (including, for the avoidance of doubt, all Associated Practices in accordance with Section 1.3(b), but without giving effect to any APC Excluded Assets), an amount equal to the sum of:

(i)        Consolidated Net Income for such period,

plus

(ii)       to the extent reducing Consolidated Net Income for such period (other than as set forth in clause (R)), and without duplication,

(A)       Consolidated Interest Expense,

(B)       tax expense with respect to income, profits or capital, including franchise, excise and similar taxes (whether paid, unpaid, estimated or accrued) determined on a consolidated basis in accordance with GAAP,

(C)       depreciation and amortization determined on a consolidated basis in accordance with GAAP,

(D)       transaction costs, fees, expenses and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) incurred in connection with (i) the Related Transactions2 and any Permitted Acquisition or Future Approved Entity Investment permitted hereunder, whether or not consummated, during such period and (ii) any Investment, disposition, Restricted Payment, or the incurrence or repayment of Indebtedness permitted hereunder, or an amendment or waiver in respect of any agreement evidencing Indebtedness permitted hereunder (other than those related to the Transactions or with respect to any amendment or modification of the Loan Documents which shall be added back pursuant to clause (K) below), in each case, whether or not consummated and to the extent paid within twelve (12) months of the closing or effectiveness of such event or the termination or abandonment of such transaction, as the case may be,

(E)       any extraordinary, unusual or non-recurring expense, loss or charge (other than those related to opening de-novo facilities or Associated Practices which shall be added back pursuant to clause (G) below),

(F)       restructuring charges, expense or losses, integration costs, retention, recruiting and relocation expenses, expenses arising from severance of employees or management, consolidation costs, closing costs, business optimization costs, costs associated with curtailments or modifications to pension and post-retirement employee benefit plans and other non-recurring expenses not otherwise added back to Consolidated EBITDA, in each case incurred during such period; provided that the aggregate adjustments made to Consolidated EBITDA pursuant to this clause (ii)(F) and clause (ii)(R) below shall not exceed twenty-five percent (25%) of Consolidated EBITDA in the aggregate for any period, calculated immediately before giving effect to the adjustments made to Consolidated EBITDA pursuant to any such addbacks and the addback in clause (ii)(G) below,

2 NTD: Definitions of “Transactions” and “Related Transactions” to be defined in the Facilities Documentation to include the Acquisition, any related debt incurrence and debt refinancing.

Annex II to Exhibit B-1-1

(G)       start-up fees, losses, costs, charges or expenses incurred in connection with opening de-novo facilities or in connection with the establishment or acquisition of an Associated Practice, and all losses in respect of any de-novo facility or Associated Practice formed or acquired no earlier than 12 months prior to the first day of, or during, the period; provided that the aggregate amount added back pursuant to this clause (G) for any period shall not exceed twenty-five percent (25%) of Consolidated EBITDA for such period (calculated before giving effect to such addback and the addback in clause (ii)(F) above and clause (ii)(R) below),

(H)       non-cash expenses and charges for share-based compensation, unrealized loss on investments, unrealized losses on hedging activities, non-cash losses from equity method investments and discontinued operations,

(I)       all other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period),

(J)       losses in connection with casualty events to the extent covered by insurance with respect to which the applicable insurer has assumed responsibility (without regard to proceeds of business interruption insurance),

(K)       all transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents,

(L)       costs, fees and expenses incurred in connection with obtaining credit ratings,

(M)       reasonable expense reimbursements and indemnities and fees of the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries; provided that the aggregate adjustments made to Consolidated EBITDA pursuant to this clause (M) shall not exceed $1,000,000 in the aggregate for any four Fiscal Quarter period,

(N)       loss attributable to non-controlling interests, any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting),

(O)       the cumulative effect of a change in accounting principles,

(P)       any unrealized gains or losses in respect of currency exchange and/or hedging agreements,

(Q)       any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

Annex II to Exhibit B-1-2

(R)       the amount of cost savings, operating expense reductions and business optimization expenses reasonably projected to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and business optimization expenses had been realized on the first day of such period), which are (A) reasonably expected to have a continuing impact on the Borrower and its Subsidiaries, (B) reasonably expected to be realized within 24 (twenty-four) months after the last day of such period and (C) set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower, minus the amount of actual benefits realized during such period from such actions, and minus amounts previously added back under this clause (ii)(R) that were not actually realized during the projected period; provided that the aggregate adjustments made to Consolidated EBITDA pursuant to this clause (ii)(R) and clause (ii)(F) above shall not exceed twenty-five percent (25%) of Consolidated EBITDA in the aggregate for any period, calculated immediately before giving effect to the adjustments made to Consolidated EBITDA pursuant to any such addbacks and the addback in clause (ii)(G) above, less

(iii)       to the extent increasing Consolidated Net Income for such period, and without duplication,

(A)       unusual, one-time or non-recurring gains,

(B)       non-cash gains (which shall include, without limitation and for the avoidance of doubt, non-cash unrealized gains on investments and hedging activities and non-cash income from equity method investments), excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(C)       any Consolidated EBITDA representing the net income of any Person (other than the Borrower and its Subsidiaries) that is required to be consolidated in the financial statements of the Borrower and its Subsidiaries multiplied by the percentage of such Person’s Capital Stock that is owned by a third party that is wholly unaffiliated with the Borrower and its Subsidiaries; provided that notwithstanding the foregoing, if the Borrower and its Subsidiaries are contractually obligated to purchase all of the remaining portion of the Capital Stock of such Person (and such contractual obligation is included as Consolidated Total Net Debt in accordance with GAAP), the deduct set forth in this clause (iii)(C) shall not apply with respect to the Consolidated Net Income of such Person, and

(D)       any Consolidated EBITDA representing any net income that is attributable to the owners of APC’s Capital Stock pursuant to the APC Performance Incentive Plan,

Annex II to Exhibit B-1-3

provided that for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period an Acquisition was consummated (including any Acquisition by an Associated Practice, Permitted Acquisition by a Loan Party or other Acquisition approved in writing by the Required Lenders), or any sale, transfer or other disposition of any Person, business, property or assets (which shall be deemed to include any Associated Practice that ceased to be an Associated Practice during such period) occurred, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, Associated Practice, business, property or assets so acquired or disposed of; provided, further that no payments or other amounts received by the Borrower or any Subsidiary from CMS pursuant to the “NextGen ACO shared savings program” shall be treated as unusual, one-time or non-recurring income or gains for purposes of calculating Consolidated EBITDA.

Annex II to Exhibit B-1-4

EXHIBIT B-2

$100,000,000 Senior Secured Revolving Credit Facility

Summary of Terms3

Borrower:	Astrana Health, Inc. (the “Borrower”)

Guarantors:

Each of the Borrower’s existing and future subsidiaries (other than the subsidiaries noted in clauses (a) through (g) below, the “Guarantors” and, together with the Borrower, the “Loan Parties”), provided that Guarantors shall not include (a) any subsidiary to the extent the provision of a Guarantee by such subsidiary would reasonably be expected to result in material adverse tax consequences to the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent, (b) captive insurance subsidiaries, (c) not-for-profit subsidiaries, (d) any subsidiary that is a special purpose entity, (e) any subsidiary that is prohibited by applicable laws or contractual obligation (subject to the requirements and parameters set forth in the Existing Credit Agreement), (f) immaterial subsidiaries (subject to the thresholds set forth in the Existing Credit Agreement) or (g) any other subsidiary to the extent the Administrative Agent and the Borrower reasonably determine the cost and/or burden of obtaining the guaranty from such subsidiary outweigh the benefit to the Lenders; provided, that, in no event shall the Guarantors include subsidiaries of the Borrower that would qualify as “Excluded Subsidiaries” under and as defined in its Existing Credit Agreement.

All obligations of the Borrower under the Revolving Credit Facility and under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, the Lead Arranger, an entity that is a Lender or agent under the Facilities at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), and in each case expressly designated by the Borrower as “Secured Obligations”, will be unconditionally guaranteed (the “Guarantees”) by the Loan Parties; provided, that in the case of any obligations under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act shall not guarantee such obligations.

Joint Lead Arrangers and Joint Bookrunners:	Truist Securities and JPMorgan.

Lenders:	A syndicate of banks, financial institutions and other lenders arranged by the Lead Arrangers in accordance with the terms and conditions set forth in the Commitment Letter (the “Lenders”).

3 All capitalized terms used but not defined herein shall have the meanings given to such terms in the Commitment Letter to which this Revolver Term Sheet is attached.

B-2-1

Administrative Agent:	Truist Bank (in such capacity, the “Administrative Agent”).

Facility:	A senior secured revolving credit facility in an amount up to $100,000,000 (the “Revolving Credit Facility”).

Letters of Credit:	Up to $50,000,000 of the Revolving Credit Facility shall be available for the issuance of stand-by letters of credit (the “Letters of Credit”) by the Administrative Agent and/or any other Revolving Lender (in such capacity, the “Issuing Bank”). The terms, conditions and reimbursement mechanics of the Letters of Credit shall be substantially consistent with the corresponding provisions in the Existing Credit Agreement.

Swingline Loans:	Up to $25,000,000 of the Revolving Credit Facility shall be available for swingline loans (the “Swingline Loans”) from the Administrative Agent (in such capacity, the “Swingline Lender”). The terms, conditions and reimbursement mechanics of the Swingline Loans shall be substantially consistent with the corresponding provisions in the Existing Credit Agreement.

Incremental Facilities:

Subject to the mandatory prepayment requirements of the Bridge Facility, the Borrower will have the right from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities or increase commitments under any then outstanding incremental term loan facility (each, an “Incremental Term Facility” and the loans thereunder, the “Incremental Term Loans”) and/or (b) increase commitments under the Revolving Credit Facility (each, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, the “Incremental Facilities”; for the avoidance of doubt, unless otherwise specified, references herein to the Facilities shall include the Incremental Facilities) in an aggregate principal amount not to exceed the sum (collectively, at any time of determination, the “Available Incremental Amount”) of:

(A) the greater of (1) 100% of pro forma Consolidated EBITDA as of the Closing Date for the last four fiscal quarters of the Borrower most recently ended prior thereto and (2) 100% of Consolidated EBITDA for the last four (4) fiscal quarters of the Borrower for which financial statements have been delivered to (or are required to have been delivered to) the Administrative Agent (the “Fixed Incremental Amount”); plus

(B) an unlimited amount (the “Incremental Incurrence-Based Amount”) such that, subject to the Limited Condition Transaction provisions and giving pro forma effect to the incurrence of such amount pursuant to this clause (B) only (including the use of proceeds thereof and other specified transactions occurring in connection therewith) but, for the avoidance of doubt, without giving pro forma effect to any amounts incurred simultaneously under clause (A) above and/or clauses (C) and/or (D) below), (x) in the case of any Incremental Facility secured on a pari passu basis with the Revolving Credit Facility, the consolidated first lien net leverage ratio shall be no greater than 3.40x, determined for the most recently completed four (4) fiscal quarter period for which financial statements have been delivered to (or are required to have been delivered to) the Administrative Agent (each, a “Test Period”), (y) in the case of any Incremental Term Facility secured by the Collateral (as defined below) on a junior basis to the security on the Collateral securing the Revolving Credit Facility, the consolidated secured net leverage ratio shall be no greater than 3.40x, determined for the most recently completed Test Period and (z) in the case of any Incremental Term Facility that is unsecured, the consolidated total net leverage ratio shall be no greater than 4.40x, determined for the most recently completed Test Period (in each case of the foregoing clauses (B)(x)-(z), based on Consolidated EBITDA of Holdings and its Subsidiaries for such period and treating all Incremental Revolving Facilities then being established as fully drawn, and with proceeds from any such Incremental Facility then being funded not being netted from indebtedness for such calculation);

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provided, that in the case of an Incremental Facility incurred to finance a Limited Condition Transaction (as defined below), compliance with the foregoing leverage ratios may be determined, at the option of the Borrower, as of the date of the applicable commitment and shall be calculated on a pro forma basis as of the most recent Test Period on or prior to such date;

provided, that:

(i)       no Incremental Term Facility will have a final maturity earlier than the maturity date of the then-existing Revolving Credit Facility or any Incremental Term Facility (or earlier than ninety-one (91) days after the maturity date of any then-existing Incremental Term Facility for junior or unsecured Incremental Term Facilities), and the weighted average life to maturity of each Incremental Term Facility shall be no shorter than the then remaining weighted average life to maturity of the then-existing Incremental Term Facility (disregarding for this purpose prepayments and amortization payments made thereon);

(ii)       such Incremental Facility shall not be (x) secured by any lien on any asset of the Borrower, any Guarantor or any of their respective Subsidiaries that does not also secure the then outstanding Facilities or (y) guaranteed by any person other than Guarantors under the outstanding Facilities;

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(iii)       the terms and provisions (other than upfront fees) of the Incremental Revolving Facility shall be the same as the Revolving Credit Facility (except to the extent such differing terms (which shall be more favorable to the existing Revolving Lenders as determined in good faith by the Administrative Agent) are conformed (or added) in the Facilities Documentation for the benefit of the Revolving Credit Facility pursuant to an amendment thereto (with no consent of the Lenders being required));

(iv)       no event of default shall exist immediately after giving effect to the incurrence of the loans under such Incremental Facility, subject to customary limitations in the event that any such Incremental Facility is being incurred in order to finance an acquisition or similar investment on a “certain funds” basis, provided that in no event shall a payment event of default or bankruptcy event of default exist at the time of the incurrence of any Incremental Facility;

(v)       [reserved];

(vi)       (x) Incremental Term Loans that are secured by the Collateral on a pari passu basis with the Revolving Credit Facility shall share ratably in all voluntary and mandatory prepayments of the Bridge Facility and other Incremental Term Loans (other than in connection with a permitted refinancing of a particular class or classes of Incremental Term Loans) unless the lenders of such Incremental Term Loans elect to receive a lesser share of any such prepayment and (y) Incremental Term Loans that are secured by the Collateral on a junior basis to the lien on the Collateral securing the Revolving Credit Facility or are unsecured shall share on a less-than-ratable basis in all voluntary and mandatory prepayments of the Bridge Facility (other than in connection with a permitted refinancing of a particular class or classes of Incremental Term Loans); and

(vii)       except as otherwise required in preceding clauses (i) through (vi), all other terms of such Incremental Term Facility will be as agreed between the Borrower and the lenders providing such Incremental Term Facility; provided, the terms of any Incremental Term Facility (other than with respect to pricing, margin, maturity, optional prepayment terms and/or fees or as otherwise contemplated by any of clauses (i) through (vi) above) shall not be materially more favorable (taken as a whole) to the lenders providing such Incremental Term Facility than such terms in the existing Bridge Facility or Revolving Credit Facility, as reasonably determined by the Borrower in good faith (except to the extent such terms are reasonably acceptable to the Administrative Agent or added in the Bridge Facility pursuant to an amendment thereto (with no consent of the Lenders being required)).

No existing Lender will be required to participate in any such Incremental Facility without its consent nor shall any existing Lender be entitled to any right of first offer in respect of any proposed Incremental Facility.

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For purposes of the foregoing, in all instances, (i) if the Borrower incurs indebtedness under an Incremental Facility or incurs Incremental Equivalent Debt (as defined below) in reliance upon the Fixed Incremental Amount, on the same date that it incurs indebtedness in reliance upon the Incremental Incurrence-Based Amount, then, unless the Borrower elects otherwise, all such indebtedness will be deemed incurred first in reliance upon the Incremental Incurrence-Based Amount up to the maximum extent permitted thereunder (without including in the applicable financial calculation the amount of any indebtedness being incurred in reliance upon the Fixed Incremental Amount) and (ii) no reclassification of any incurrence shall be permitted.

In addition, the Borrower may, in lieu of incurring any Incremental Facility, utilize any part of the Available Incremental Amount by issuing or incurring Incremental Equivalent Debt, subject to the same conditions as Incremental Term Loans except as provided below.

“Incremental Equivalent Debt” means secured or unsecured notes or loans issued or incurred in lieu of Incremental Facilities consisting of senior or subordinated notes or loans (which may be unsecured or secured by the Collateral on a pari passu basis with or junior lien basis to the lien on the Collateral securing the Facilities); provided, that:

(i) [reserved];

(ii) the issuance or incurrence of any Incremental Equivalent Debt, other than in reliance upon the Incremental Incurrence-Based Amount, shall result in a dollar-for-dollar reduction of the amount of indebtedness that the Loan Parties can incur in respect of the Incremental Facilities under the applicable prong of the Available Incremental Amount being relied upon for the issuance or incurrence of such Incremental Equivalent Debt;

(iii) no Incremental Equivalent Debt shall be secured by any lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding Facilities;

(iv) if such Incremental Equivalent Debt is subordinated or secured, it shall be subject to customary subordination and/or intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower; and

(v) no potential Lender that is an affiliate of the Borrower may provide any Incremental Equivalent Debt.

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Security:

Subject to the Documentation Principles and the Certain Funds Provisions, the obligations under the Facilities and any Hedging Arrangements and Cash Management Arrangements (collectively, the “Secured Obligations”) will be secured subject to substantially similar security requirements (including, for the avoidance of doubt, with respect to the assets acquired pursuant to the Acquisition) as those set forth in the Existing Credit Agreement, including: (a) a perfected first priority (subject to permitted liens) pledge of 100% of the capital stock or other equity ownership owned by the Borrower and any other Guarantor in any domestic subsidiary (which pledge shall exclude any equity the pledge of which would violate applicable law or permitted agreement not created in contemplation thereof) and (b) a perfected first priority (subject to permitted liens) security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts, inventory, equipment, general intangibles (including contract rights), deposit and securities accounts (but subject to limitations on perfection by control set forth in the following paragraph), other investment property, intellectual property, intercompany notes and all products and proceeds of the foregoing, but excluding “Excluded Property” (as defined in the Existing Credit Agreement) (the items described in clauses (a) and (b) above, excluding the Excluded Property, collectively, the “Collateral”).

Notwithstanding the foregoing, (a) the Loan Parties shall not be required to enter into (i) mortgages (or any other security) with respect to fee-owned or leased real estate, (ii) control agreements, or (iii) control, lockbox or any similar arrangement and (b) the Facilities Documentation shall include such other exceptions, exclusions and/or limitations as may be necessary or reasonably advisable in order to comply with (or not violate or conflict with) any applicable governmental licenses, permits, franchises, charters and authorizations held by any Loan Party.

All the above-described pledges and security interests shall be created on terms (including with respect to excluded assets, perfection requirements and materiality thresholds), and pursuant to documentation, in accordance with the Documentation Principles and the Certain Funds Provisions, to be set forth in the Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions to be set forth in the Facilities Documentation).

For the avoidance of doubt, the collateral securing the Revolving Credit Facility shall be identical to the collateral securing the Bridge Facility.

Maturity:	Five (5) Years

Purpose:

The proceeds of Revolving Loans may be used by the Borrower and its subsidiaries for working capital, general corporate purposes or any other purpose not prohibited by the Facilities Documentation.

The proceeds of any Incremental Term Facility may be used by the Borrower to finance Permitted Acquisitions (as defined below), restricted payments, investments and other transactions not prohibited by the Facilities Documentation, to pay fees, costs and expenses incurred in connection therewith and otherwise for general corporate purposes.

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Availability:	The Revolving Credit Facility will be available to be drawn after the Closing Date and prior to the maturity date of the Revolving Credit Facility, on any business day in accordance with the terms of the Facilities Documentation, in minimum principal amounts to be agreed and subject to prior notice to be agreed. Amounts repaid or prepaid under the Revolving Credit Facility may be reborrowed.

Fees and Interest Rates:	As set forth in Annex I attached hereto.

Amortization:	None.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the commitments under the Revolving Credit Facility will be permitted at any time in minimum principal amounts to be agreed, without premium or penalty.

Mandatory Prepayments:

Mandatory repayments of Revolving Loans (but without any concurrent permanent reduction in revolving commitments) shall be required from:

(a)       100% of the net cash proceeds of certain non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation, and excluding sales of assets consisting of inventory in the ordinary course of business, sales of worn-out or obsolete assets and other exceptions to be mutually agreed) by the Borrower or any of its subsidiaries on terms and conditions substantially consistent with the Documentation Principles and subject to the right of the Borrower or any of its subsidiaries to reinvest in assets used or useful in the business of, or in permitted acquisitions and third party investments of, the Loan Parties and their subsidiaries if such proceeds are reinvested (or committed to be reinvested) within 12 months of such sale or disposition (or 18 months in the event a letter of intent or commitment letter is entered into within such 12-month period); and

(b)       100% of the net cash proceeds from issuances or incurrence of indebtedness by the Borrower or any of its subsidiaries (other than indebtedness permitted by the Facilities Documentation).

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Conditions to Borrowings after the Closing Date:	The making of each extension of credit under the Revolving Credit Facility after the Closing Date (other than any Incremental Facility, which shall be subject to the conditions set forth above under the heading “Incremental Facilities”) shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject to no double materiality standard) and (c) the absence of defaults or events of default immediately prior to, at the time of and immediately after giving effect to the making of, such extension of credit; provided that, clauses (b) and (c) above shall be subject to customary rules with respect to Limited Condition Transactions (to be defined in a manner to be mutually agreed, the “Limited Condition Transactions”).

Representations and Warranties:	The Facilities Documentation will contain representations and warranties substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles.

Affirmative Covenants:	The Facilities Documentation will contain affirmative covenants substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles (it being understood and agreed that the applicable affirmative covenants shall apply to the Borrower, its subsidiaries and the Material Associated Practices through the use of commercially reasonable efforts of the Borrower).

Negative Covenants:	The Facilities Documentation will contain negative covenants substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles (it being understood and agreed that the applicable negative covenants shall apply to the Borrower, its subsidiaries and the Material Associated Practices through the use of commercially reasonable efforts of the Borrower).

Financial Covenant:

The Revolving Credit Facility shall be subject to the following financial covenants (collectively, the “Financial Covenants”):

Maximum Consolidated Total Net Leverage Ratio (to be defined and calculated in a manner substantially consistent with the Existing Credit Agreement provided that up to $100,000,000 of cash netting shall be permitted) as of the end of any fiscal quarter of the Borrower shall not exceed (beginning with the first full fiscal quarter ending after the Closing Date) a level reflecting a 35% cushion (calculated on a non-cumulative basis) to Consolidated EBITDA (to be defined and calculated as set forth in Annex II to this Exhibit B-1) from the Borrower’s Model. There shall be no step-downs to the financial covenant.

Minimum Consolidated Interest Coverage Ratio (to be defined and calculated in a manner substantially consistent with the Existing Credit Agreement except that such ratio shall only test Consolidated Interest Expense to the extent paid in cash) of a level to be agreed (but, in any event, no worse than the level set forth in the Existing Credit Agreement).

For purposes of calculating the Financial Covenants and any other financial ratios (including any component definitions thereof), pro forma effect will be given to acquisitions, investments, certain dispositions and other specified pro forma transactions, including the Acquisition, in a manner that is consistent with the Documentation Principles.

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For the avoidance of doubt, the consolidated financial results or performance of the Borrower and its subsidiaries shall include the financial results or performance of the Associated Practices to the extent required under GAAP; provided that the “Associated Practices” will be deemed not to be “subsidiaries” of the Borrower for other purposes under the Facilities Documentation.

For the avoidance of doubt, no Equity Cures shall be permitted.

Events of Default:	The Facilities Documentation will contain events of default substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles.

Voting:	To be substantially consistent with the Existing Credit Agreement.

Assignments and Participations:	To be substantially consistent with the Existing Credit Agreement (except that the Borrower consent standard shall be payment or bankruptcy events of default in lieu of any event of default); provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds, and (ii) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within ten business days.

Liability Management Transactions:	The Facilities Documentation will include customary lender protections against “liability management transactions” (including, without limitation, for the risks to lenders posed by the caselaw commonly referred to as “J Crew”, “Serta”, “Chewy”, etc.).

Expenses and Indemnification:	The Facilities Documentation will include customary expense reimbursement and indemnification provisions that are consistent with the corresponding provisions of the Commitment Letter, subject to the Documentation Principles.

Governing Law:	New York.

Cost and Yield Protection:	The Facilities Documentation will include customary tax gross-up, cost and yield protection provisions. Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or adoption of Basel III shall be included regardless of the date enacted, adopted or issued.

Counsel to the Administrative Agent:	Alston & Bird LLP

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Annex I to Exhibit B-2

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (i) the Base Rate plus the Applicable Margin or (ii) Term SOFR plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means, with respect to Revolving Loans (including Swingline Loans), (i) initially, a rate per annum determined in accordance with the leveraged-debt pricing grid set forth below (the “Pricing Grid”) based on the pro forma Consolidated Total Net Leverage Ratio at closing, and (ii) thereafter, in accordance with the Pricing Grid, with the Applicable Margin determined at the times and frequency consistent with the Existing Credit Agreement:

Consolidated Total Net Leverage Ratio	Term SOFR Margin		ABR Margin		Unused Commitment Fee
≥ 3.75x	250	bps	150	bps	35	bps
3.00-3.74x	225	bps	125	bps	30	bps
2.25-2.99x	200	bps	100	bps	25	bps
1.50-2.24x	175	bps	75	bps	20	bps
0.75-1.49x	150	bps	50	bps	20	bps
< 0.75x	125	bps	25	bps	17.5	bps

All other component definitions (including, “Base Rate”, “Floor”, “Term SOFR”, etc.) shall have the meanings ascribed thereto in the Existing Credit Agreement.

For the avoidance of doubt, no credit spread adjustment shall apply with respect to Term SOFR.

Interest Payment Dates:

In the case of Base Rate Loans, quarterly in arrears.

In the case of Term SOFR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Unused Commitment Fees:	The Borrower shall pay to the Revolving Lenders (other than defaulting Revolving Lenders) an unused commitment fee calculated at a rate per annum, initially, equal to the rate per annum determined in accordance with the Pricing Grid above based on the pro forma Consolidated Total Net Leverage Ratio at closing, and thereafter in accordance with the Pricing Grid above, on the daily average unused portion of the Revolving Credit Facility (for which calculation, incurrence of Swingline Loans shall be disregarded), payable quarterly in arrears.

Annex I to Exhibit B-2-1

Letter of Credit Fees:

The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term SOFR Loans under the Revolving Credit Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders (other than defaulting Lenders) participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Bank for its own account. The Borrower shall also pay to the Issuing Bank for its own account such Issuing Bank’s customary and reasonable issuance and administration fees.

Default Rate:	Automatically upon the occurrence and during the continuance of any bankruptcy or payment event of default or at the written election of the Required Lenders (with prior written notice to the Borrower) upon the occurrence and during the continuance of any other Event of Default, the principal of the Loans and interest and other amounts due (but unpaid) thereon shall bear interest at the applicable interest rate plus 2.00% per annum (or, in the case of other amounts, 2.00% per annum plus the rate applicable to Base Rate Loans), and shall be payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans) for actual days elapsed.

Annex I to Exhibit B-2-2

EXHIBIT C

Project Prime

Summary of Conditions Precedent

The availability and/or initial borrowings under the Facilities on the Closing Date shall be subject to the Certain Funds Provisions and the satisfaction (or waiver by the Lead Arrangers) of solely the following conditions (in addition to the other Exclusive Funding Conditions):

1.	Acquisition. The Acquisition shall be consummated substantially contemporaneously with the initial borrowing under the Bridge Facility, in accordance in all material respects with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, supplements, consents or waivers by the Borrower (or any of its affiliates) thereto that are materially adverse to the interests of the Commitment Parties without the prior consent of the Commitment Parties, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall be deemed to be not materially adverse to the interests of the Commitment Parties so long as any reduction (i) is not greater than 10% of the purchase price and (ii) shall reduce the size of the Bridge Facility on a dollar-for-dollar basis, (b) any waivers, modifications, consents or amendments to the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Commitment Parties and (c) any increase in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall be deemed to be materially adverse to the Commitment Parties if such increase is funded with indebtedness).

2.	No Material Adverse Effect. Since the date of the Acquisition Agreement, no Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof) shall have occurred and be continuing.

3.	PATRIOT Act; Beneficial Ownership. So long as requested at least ten (10) business days prior to the Closing Date, the Lead Arrangers shall have received, at least three (3) business days prior to the Closing Date, (x) all documentation and other information concerning the Borrower and the other Guarantors that the Lead Arrangers reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (y) a customary “beneficial ownership” certification in relation to the Borrower as required by 31 C.F.R. § 1010.2.

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4.	Required Information. The Lead Arrangers shall have received (a) the audited consolidated balance sheet and related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended (x) December 31, 2022 and December 31, 2023 and (y) to the extent the Closing Date occurs at least 75 days after the end of the fiscal year of the Company, December 31, 2024, (b) the unaudited consolidated balance sheets and related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above, and ended at least 45 days prior to the Closing Date, (c) the Monthly Financial Statements, the Most Recent Financial Statements, the Interim Financial Statements and the Year-End Financial Statements (each as defined in the Acquisition Agreement on the date hereof), (d) the audited consolidated historical financial statements of the Purchased Business (as used in this paragraph 4, as defined in the Acquisition Agreement on the date hereof) (i.e. on a “carveout” basis) as of and for the years ended September 30, 2024 and September 30, 2023 and, additionally (if applicable), as of and for the two most recently completed fiscal years of the Purchased Business ended at least seventy-five (75) days prior to the Closing Date, (e) unaudited consolidated historical financial statements for the most recent year-to-date interim fiscal period of the Purchased Business (i.e. on a “carveout” basis) completed at least forty-five (45) days prior to the Closing Date (along with the comparative period for the prior year), (f) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company for the trailing twelve-month period ended on the last day of and for the fiscal quarter or fiscal year, as applicable, with respect to which the most recent financial statements were delivered pursuant to clauses (a), (b) or (d) above, as applicable, prepared immediately after giving effect to the Transactions, as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statement) (but excluding any purchase accounting as a result of the Transactions), (g) to the extent not delivered pursuant to clauses (a)-(f) above, any customary financial and other pertinent information regarding the Prospect Healthcare Entities (as used in this paragraph 4, as defined in the Acquisition Agreement on the date hereof) and the Purchased Business of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of securities on Form S-1, and (h)(i) the consent of any auditor related to the Prospect Healthcare Entities and the Purchased Business in respect of offering memoranda or other marketing materials, or any filings made with the SEC that include or incorporate the Prospect Healthcare Entities’ or the Purchased Business’s consolidated financial information and their reports thereon, and (ii) customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Prospect Healthcare Entities and the Purchased Business. The Lead Arrangers hereby acknowledge that they have received each of the financial statements in (x) the foregoing clauses (a) and (b) for each fiscal year and fiscal quarter of the Company ended prior to the date hereof and that the Company’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b) as applicable, of this paragraph with respect to financial statements of the Company and (y) the foregoing clause (c).

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5.	Payment of Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter shall have been paid substantially simultaneously with the initial borrowing under the Bridge Facility (which amounts may, at the option of the Borrower, be offset against the proceeds of the Bridge Loan) to the extent (in the case of expenses) invoiced at least three (3) business days prior to the Closing Date.

6.	Refinancing. The Refinancing shall be consummated substantially simultaneously with the initial borrowing under the Bridge Facility.

7.	Accuracy of Specified Representations. The Specified Representations shall be true and correct in all material respects (or, in the case of Specified Representations qualified by materiality, in all respects).

8.	Accuracy of Specified Acquisition Agreement Representations. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof.

9.	Security and Perfection. Subject to the Certain Funds Provisions, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral under the Facilities shall have been taken.

10.	Execution and Delivery of Loan Documentation; Evidence of Solvency. The execution and delivery by the Borrower and the Guarantors of (i) a credit agreement, a guaranty and security agreement and other customary agreements required to evidence the grant or perfection of a security interest in the Collateral to the extent required by the Commitment Letter, and, to the extent applicable, such documentation shall be in proper form for filing, (ii) a solvency certificate, executed by the chief financial officer or any other qualified or appropriate officer of the Borrower, substantially in the form of Exhibit D to the Commitment Letter, attesting to the solvency on the Closing Date of the Borrower and its subsidiaries on a consolidated basis, after giving pro forma effect to the consummation of the Transactions on the Closing Date, (iii) customary closing certificates, a customary borrowing notice (which shall be delivered at least three (3) business days prior to the Closing Date or such shorter period as may be agreed by the Administrative Agent), good standing certificates for each Loan Party from the jurisdiction of organization of such Loan Party, customary corporate resolutions, customary secretary’s certificates (attaching customary resolutions, charter documents and incumbency certifications), and (iv) customary legal opinions, which shall, in each case of the foregoing clauses (i) through (iv), be in accordance with the terms of the Commitment Letter and the Term Sheets and subject in all respects to the Certain Funds Provisions and the Documentation Principles as set forth in the Commitment Letter.

For the avoidance of doubt, the amount of the Bridge Facility to be funded at Closing shall be subject to the Bridge Facility Reduction Provision.

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